                                                                    EXHIBIT 99.1


                        NEW WORLD RESTAURANT GROUP, INC.
                             246 Industrial Way West
                               Eatontown, NJ 07724

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                  May 31, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, New World Restaurant Group, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the January 1, 2002 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Very truly yours,

New World Restaurant Group, Inc.


/s/ Anthony D. Wedo
---------------------------------
Anthony D. Wedo
Chief Executive Officer